Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Fourth Quarter and Fiscal Year Ended September 30, 2022

McLean, VA, November 14, 2022: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended September 30, 2022. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2022	June 30, 2022	Change	% Change
Total investment income	$15,939	$13,784	$2,155	15.6%
Total expenses, net of credits	(8,462)	(6,837)	(1,625)	23.8

Net investment income	7,477	6,947	530	7.6
Net investment income per common share	0.22	0.2025	0.0175	8.6
Cash distribution per common share	0.2025	0.2025	—	—
Net realized gain (loss)	(91)	(8,149)	8,058	(98.9)
Net unrealized appreciation (depreciation)	(2,279)	(4,397)	2,118	(48.2)
Net increase (decrease) in net assets resulting from operations	5,107	(5,599)	10,706	(191.2)
Weighted average yield on interest-bearing investments	11.2%	10.0%	1.2%	12.0
Total invested	$86,047	$67,282	$18,765	27.9
Total repayments and net proceeds	21,801	6,292	15,509	246.5

As of:	September 30, 2022	June 30, 2022	Change	% Change
Total investments, at fair value	$649,615	$586,462	$63,153	10.8%
Fair value, as a percent of cost	99.0%	99.3%	(0.3)%	(0.3)
Net asset value per common share	$9.08	$9.12	$(0.04)	(0.4)

For the Year Ended:	September 30, 2022	September 30, 2021	Change	% Change
Total investment income	$63,150	$53,794	$9,356	17.4%
Total expenses, net of credits	(30,871)	(27,672)	(3,199)	11.6

Net investment income	32,279	26,122	6,157	23.6
Net investment income per common share	0.94	0.79	0.15	19.0
Cash distribution per common share	0.795	0.78	0.015	1.9
Net realized gain (loss)	5,173	3,180	1,993	62.7
Net unrealized appreciation (depreciation)	(17,538)	54,997	(72,535)	(131.9)
Net increase (decrease) in net assets resulting from operations	19,914	84,299	(64,385)	(76.4)
Weighted average yield on interest-bearing investments	10.4%	10.6%	(0.2)%	(1.9)
Total invested	$274,898	$181,841	$93,057	51.2
Total repayments and proceeds	175,750	139,273	36,477	26.2

As of:	September 30, 2022	September 30, 2021	Change	% Change
Total investments, at fair value	$649,615	$557,612	$92,003	16.5%
Fair value as a percent of cost	99.0%	102.0%	(3.0)%	(2.9)
Net asset value per common share	$9.08	$9.28	$(0.20)	(2.2)

Fourth Fiscal Quarter 2022 Highlights:

•

Portfolio Activity: Invested $59.6 million in four new portfolio companies and $26.4 million in existing portfolio companies lifting net originations to $64.2 million after repayments and net proceeds.

•	Net Investment Income: Increased to $7.5 million, or $0.22 per common share, driven by higher core interest income.

•	Equity Issuance: Issued 430,425 shares of common stock at a weighted-average price of $10.53 per share, through our at-the-market trading program, generating net proceeds of $4.5 million.

•	Credit Facility: Increased the commitment amount by $50.0 million, from $175.0 million to $225.0 million.

Fourth Fiscal Quarter 2022 Results:

Total investment income during the quarters ended September 30, 2022 and June 30, 2022 was $15.9 million and $13.8 million, respectively. The quarter over quarter increase was primarily due to increases in both the weighted average yield and the weighted average principal balance of our interest-bearing investments. The weighted average yield on our interest-bearing investments increased to 11.2% during the quarter ended September 30, 2022 as compared to 10.0% during the quarter ended June 30, 2022. The weighted average principal balance of our interest-bearing investment portfolio increased to $553.3 million during the quarter ended September 30, 2022, as compared to $506.1 million during the quarter ended June 30, 2022.

Total expenses increased by 23.8% quarter over quarter, primarily due to a $0.7 million increase in net incentive fees driven by higher net investment income and a $0.6 million increase in interest expense, quarter over quarter.

Net investment income for the quarter ended September 30, 2022 was $7.5 million, or $0.22 per share, an increase of 7.6%, as compared to the prior quarter.

The net increase in net assets resulting from operations was $5.1 million, or $0.15 per share, for the quarter ended September 30, 2022, compared to the net decrease of $5.6 million, or $0.16 per share, for the quarter ended June 30, 2022. The current quarter increase was driven by net investment income, partially offset by $2.3 million in net unrealized depreciation.

Fiscal Year Ended 2022 Results:

Total investment income during the years ended September 30, 2022 and 2021 was $63.2 million and $53.8 million, respectively. The year over year increase was primarily due to a $4.0 million increase in interest income, driven by an increase in the average principal balance of our interest-bearing investment portfolio of $54.2 million, or 11.7%, year over year, partially offset by a slight decrease in the weighted average yield from 10.6% during the year ended September 30, 2021 to 10.4% during the year ended September 30, 2022.

Expenses, net of any non-contractual, unconditional and irrevocable credits to fees from the Adviser, increased $3.2 million, or 11.6%, for the year ended September 30, 2022, as compared to the prior year. This increase was primarily due to a $1.8 million increase in the net incentive fee and a $1.5 million increase in interest expense on borrowings.

Net investment income for the year ended September 30, 2022 was $32.3 million, an increase of 23.6%, as compared to the prior year, or $0.94 per share.

The net increase in net assets resulting from operations was $19.9 million, or $0.58 per share, for the year ended September 30, 2022, compared to $84.3 million, or $2.54 per share, for the year ended September 30, 2021. The current year increase was driven by net investment income and $5.2 million in net realized gains, partially offset by $17.5 million in net unrealized depreciation.

Subsequent Events: Subsequent to September 30, 2022, the following significant events occurred:

•	Portfolio Activity:

•	In October 2022, our investment in Targus Cayman HoldCo Ltd. was sold for net proceeds of approximately $8.0 million, including certain receivables.

•	In October and November 2022, we received distributions totaling $6.0 million from our investment in Leeds Novamark Capital I, L.P. related primarily to the sale of underlying assets in the fund.

•	Credit Facility: In October 2022, we entered into Amendment No. 3 to our Credit Facility to increase the commitment amount by $20.0 million, from $225.0 million to $245.0 million.

•	Distributions and Dividends Declared: In October 2022, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
October 21, 2022	October 31, 2022	$ 0.07
November 18, 2022	November 30, 2022	0.07
December 20, 2022	December 30, 2022	0.07

	Total for the Quarter	$ 0.21

Comments from Gladstone Capital’s President, Bob Marcotte: “Strong net originations, rising interest rates and the company’s favorable capital structure lifted our net interest income last quarter by 25%. These results capped a strong fiscal 2022 for GLAD where we achieved 17% asset growth while maintaining our strategy of making modestly leveraged senior secured debt investments to growth oriented lower middle market businesses. We expect the current interest rates as well as more favorable spreads and conservative leverage metrics of the current lending market to sustain this earnings momentum and support potential increases to the common distribution rate in the coming quarters.

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, November 15, 2022, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 22, 2022. To hear the replay, please dial (877) 660-6853 and use playback conference number 13732341. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended September 30, 2022, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.